Exhibit (c)(3)

Presentation Materials Prepared for the Special Committee of the Board of Directors: Novel Denim Holdings Limited December 2004

Novel Denim Holdings Limited

Executive Summary

- On November 24, 2004, the Special Committee of the Board of Directors of Novel Denim Holdings Limited (the "Company") received a proposal from management, with the support of the Company's controlling shareholder Novel Apparel (BVI) Limited, by which the Company in connection with a merger transaction would purchase all of the publicly traded ordinary shares of the Company not held by Novel Apparel (BVI) Limited and Kee Chung Chao, the Company's Chief Executive Officer, for $0.95 per share in cash.
- On December 10, 2004, based on discussions between management and the Special Committee, the Special Committee received a revised proposal from management, which included a price of $1.20 per share in cash representing an increase of $0.25 per share, or approximately 26%, over the initial proposal.
- The Special Committee has requested our opinion that the proposed price of a $1.20 per share is fair, from a financial point of view, to the shareholders who would receive such payment.
- In order to complete our valuation, we have discussed the Company's financial projections and assumptions with management:
    - Our analyses focus on the Company's ongoing operations at the NDP plant in Shenzhen, China and certain corporate functions located primarily in Hong Kong. We have utilized management's assumptions with respect to the disposition of all other assets including the liquidation of certain assets in South Africa.
    - We have also utilized management's assumptions for certain pro forma adjustments associated with a potential "going private" transaction.
- Based on the analyses discussed below, we estimate the value of the Company's ordinary shares at a range of $0.40 to $0.80 per share on a "going concern" basis. At the Special Committee's request, we have also calculated the Company's pro forma book value per share at March 31, 2005 at a range of $1.02 to $1.35 based on management's assumptions with respect to the disposition of the Company's South African assets. Book value is an accounting-based calculation and is not an estimate of net realizable value in a liquidation.

- 1 -

BENEDETTO
GARTLAND
& COMPANY

Novel Denim Holdings Limited Since the Initial Public Offering in 1997, the Company’s share price has been relatively volatile with a significant falloff in volume since 2001. Management’s proposed price of $1.20 per share represents a 71% premium to the last closing sale price of the Company’s common stock prior to the announcement of management’s initial proposal on November 24th. Stock Price Performance since the IPO - 2 -

Novel Denim Holdings Limited Over the six months prior to the announcement of management’s initial proposal, the Company’s average closing share price was a $1.15 (management’s proposed price of $1.20 represents a 4.4% premium to this price). During the same period, average daily trading volume has been 3,124 shares with fewer than 1,500 shares trading on 42% of those days and fewer than 500 shares trading on 25% of those days. Stock Price Performance over last 6 Months prior to Announcement - 3 -

Novel Denim Holdings Limited For the 30 days prior to the announcement of management’s initial proposal, the Company’s share price has ranged from a high of a $1.12 to a low of $0.46 with an average closing share price of $0.715. Management’s proposed price of $1.20 represents a 68% premium to the average closing share price during this period.- 4 -

Novel Denim Holdings Limited

Summary Valuation Methodologies

Valuation Methodologies

Publicly Traded Comparable Companies Analysis

- "Public Market Valuation"
- Value based on market trading multiples of comparable companies
- All non-US listed companies
- No control premium

Precedent Acquisition Transaction Analysis

- "Private Market Valuation"
- Value based on multiples paid for companies in sales transactions
- All 5 in analysis have elements of distress
- Control premium

Discounted Cash Flow Analyses

- Two methodologies: Perpetuity Growth and Terminal Multiple
- "Fundamental" value of business
- Present value of projected free cash flows
- No control premium

Book Value per Share Calculation

- Balance sheet based methodology
- Accounting analysis, not an estimate of net realizable value in a liquidation
- Non-earnings based

-5-

Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited Management Projections Summary — Pro Forma for South Africa Liquidation (dollars in millions) NVLD Projected Sales & Processing Income $50.9$55.0 $45.2 $75 $50 $25 $0FY 2005 FY 2006FY 2007 Sales Growth—12.4%8.1% NVLD Projected Pro Forma EBITDA $3.0 S,G&A Addbacks$3.5 $2.3 $0.5$0.5 $3.0 Public Listing Costs $0.6$0.6 $2.5$0.5 $2.0$0.5$0.5 $0.4Sarbanes-Oxley Compliance $1.5Costs $1.0$1.4$1.5$1.4 Base EBITDA $0.5 $0.0 FY 2005FY 2006FY 2007 Source: Data is based on management projections dated October 15, 2004 and supplementary information dated November 30, 2004.-6- Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Management Projections Summary - Pro Forma Net Debt as of March 31, 2005

(dollars in millions)

Pro Forma Net Debt Assumptions - March 31, 2005

Management Projected Balance Sheet Items:	Best SA Liquidation Case	Worst SA Liquidation Case
Short-term borrowings and bank overdrafts	$12.5	$12.5
Current portion of long term debts	2.3	2.3
Capital lease obligations	6.9	6.9
Long-term debt	1.1	1.1
Total Debt	$22.7	$22.7
Cash and cash equivalents	(4.8)	(4.8)
Pre-Adjustments Projected Net Debt	$17.9	$17.9
Adjustments for Discontinued Operations and Going Private Transaction:		
Proceeds from sale of South African fixed assets (a)	($6.8)	($6.8)
Proceeds from disposition of South African working capital (a)	(5.1)	(2.5)
Other adjustments related to discontinued operations (b)	0.3	0.3
Currency adjustments (c)	0.9	1.0
Capital lease prepayment penalty (d)	1.6	1.6
Additional South African severance costs	0.5	0.5
"Going Private" transaction costs	1.0	1.0
Total Adjustments	($7.6)	($4.9)
Pro Forma Net Debt at 3/31/05	$10.3	$13.0
	Average $11.7	

Source: Data per management projections dated October 15, 2004 and supplementary data received November 30, 2004.

(a) Management projects proceeds from sale of South African fixed assets and disposition of South African working capital will be received in fiscal year 2006.

(b) Other adjustments relate to the disposal of remaining fixed assets in Mauritius and the repayment of borrowings at NOMA projected to occur in fiscal year 2006.

(c) Currency adjustments reflect changes in the exchange rate between the South African Rand and US dollar. Rates are as of 11/30/04.

(d) Reflects likelihood (per management) for prepayment penalty associated with certain capital lease obligations in South Africa.

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Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Operating Statistics of Selected Comparable Companies

(dollars in millions)

Calendar Year 2004 Projected Sales



$1,000
$750
$500
$250
$0
$837.5
$413.2
$374.7
$319.9
$315.3
$299.6
$45.2
Fountain Set (a)
Nien Hsing Textile (b)
Arvind Mills Ltd.
Raymond Ltd.
Victory City
Alok Industries
Novel Denim (c)

Calendar Year 2004 Projected EBITDA Margin



30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
23.1%
19.8%
17.2%
14.9%
13.4%
9.5%
5.0%
Arvind Mills Ltd.
Alok Industries
Nien Hsing Textile (b)
Victory City
Raymond Ltd.
Fountain Set (a)
Novel Denim (c)

Note: In order to make comparisons meaningful between companies with differing fiscal year ends, data is organized by calendar year. For companies whose fiscal year does not end on December 31, data from most relevant time period is utilized (e.g., Novel Denim's fiscal year ended March 31, 2005 is categorized as calendar year 2004). In the analysis above, only the companies noted below have fiscal years that do not end on March 31.

(a) Data for Fountain Set reflects fiscal year ended August 30, 2004.

(b) Data for Nien Hsing reflects fiscal year ended December 31, 2004.

(c) Data for Novel Denim reflects only NDP operations and certain corporate costs primarily associated with Hong Kong headquarters.

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Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Operating Statistics of Selected Comparable Companies

(dollars in millions)

Calendar Year 2005 Projected Sales



$1,000
$750
$500
$250
$0
$962.4
$490.2
$426.9
$392.4
$378.3
$363.7
$50.9
Fountain Set (a)
Nien Hsing Textile (b)
Arvind Mills Ltd.
Victory City
Raymond Ltd.
Alok Industries
Novel Denim (c)

Calendar Year 2005 Projected EBITDA Margin



30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
26.1%
19.5%
17.4%
15.5%
14.4%
10.5%
6.1%
Arvind Mills Ltd.
Alok Industries
Raymond Ltd.
Nien Hsing Textile (b)
Victory City
Fountain Set (a)
Novel Denim (c)

Note: In order to make comparisons meaningful between companies with differing fiscal year ends, data is organized by calendar year. For companies whose fiscal year does not end on December 31, data from most relevant time period is utilized (e.g., Novel Denim's fiscal year ended March 31, 2006 is categorized as calendar year 2005). In the analysis above, only the companies noted below have fiscal years that do not end on March 31.

(a) Data for Fountain Set reflects fiscal year ended August 30, 2005.

(b) Data for Nien Hsing reflects fiscal year ended December 31, 2005.

(c) Data for Novel Denim reflects only NDP operations and certain corporate costs primarily associated with Hong Kong headquarters.

-9-

Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Valuation Based Upon Publicly Traded Comparable Companies

(dollars in millions, except per share data)

Trading Multiples of Selected Comparable Companies

				Stock Price a Multiple of			Enterprise Value as a Multiple of:					
							Revenue			EBITDA		
Company	**Stock Price 9-Dec-04**	**Market Value**	**Enterprise Value (1)**	**CY 2003 EPS**	**CY 2004 EPS (2)**	**CY 2005 EPS (2)**	**CY 2003**	**CY 2004 (2)**	**CY 2005 (2)**	**CY 2003**	**CY 2004 (2)**	**CY 2005 (2)**
Fountain Set	HKD 5.45	$557	$825	12.1x	13.6x	9.7x	1.16x	0.98x	0.86x	9.6x	10.3x	8.2x
Nien Hsing Textile	NTD 30.80	$574	$593	9.4x	9.6x	9.4x	1.59x	1.44x	1.21x	9.2x	8.3x	7.8x
Arvind Mills Ltd.	RS 112.90	$505	$815	20.5x	24.6x	15.4x	2.48x *	2.18x	1.91x	9.7x	9.4x	7.3x
Raymond Ltd.	RS 299.20	$421	$410	13.3x	15.6x	9.8x	1.42x	1.28x	1.08x	12.5x	9.6x	6.2x
Black Peony	RMB 9.96	$351	$351	27.7x	NA	NA	3.55x *	NA	NA	16.6x	NA	NA
Victory City	HKD 3.40	$244	$303	11.3x	8.1x	6.2x	1.37x	0.96x	0.77x	9.8x	6.5x	5.4x
Bombay Dyeing & Manufacturing	RS 224.00	$200	$213	16.1x	NA	NA	1.02x	NA	NA	15.7x	NA	NA
Jiangsu Sanfangxiang Industry	RMB 8.05	$154	$160	29.8x	NA	NA	1.69x	NA	NA	13.5x	NA	NA
Alok Industries	RS 68.85	$138	$290	8.7x	9.5x	7.7x	1.18x	0.97x	0.80x	6.4x	4.9x	4.1x
HuaFang Company	RMB 4.18	$124	$131	418.0x *	NA	NA	0.84x	NA	NA	18.6x	NA	NA
	High (3)			29.8x	24.6x	15.4x	1.69x	2.18x	1.91x	18.6x	10.3x	8.2x
	Mean (3)			16.6x	13.5x	9.7x	1.28x	1.30x	1.10x	12.2x	8.2x	6.5x
	Median (3)			13.3x	11.6x	9.5x	1.28x	1.13x	0.97x	11.2x	8.9x	6.8x
	Low (3)			8.7x	8.1x	6.2x	0.84x	0.96x	0.77x	6.4x	4.9x	4.1x
NVLD (Proposed Transaction)	**$1.20**	**$10**	**$21**	**NM (4)**	**NM**	**11.6x**	**NM (4)**	**0.47x**	**0.42x**	**NM**	**9.4x**	**6.9x**
NVLD (Pre-announcement)	**$0.70**	**$6**	**$17**	**NM (4)**	**NM**	**6.8x**	**NM (4)**	**0.38x**	**0.34x**	**NM**	**7.6x**	**5.6x**

Source: Public Documents, Wall Street Research Reports.

Note: In order to make comparisons meaningful between companies with differing fiscal year ends, data is organized by calendar year. For companies whose fiscal year does not end on December 31, data from most relevant time period is utilized (e.g., Novel Denim's fiscal year ended March 31, 2005 would fall under the CY 2004 heading).

(1) Enterprise Value = Market Value + Preferred Equity + Short and Long Term Debt + Minority Interest - Cash and Cash Equivalents.

(2) Projected data derived from Wall Street Research Reports and Reuters estimates - may include certain BGC assumptions.

(3) Excludes multiples which are not meaningful, negative, or denoted with an *.

(4) CY 2003 data for NVLD deemed not meaningful due to significant changes in operations.

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Benedetto, Gartland & Company Inc.

Novel Denim Holdings Limited

Valuation Based Upon Publicly Traded Comparable Companies

(dollars in millions, except per share data)

Implied Valuation of NVLD Based Upon Selected Publicly Traded Comparable Companies							
Relevant Metric	NVLD Result	Valuation Multiple Reference Range	Implied Enterprise Value	Less: Net Debt	Implied Equity Value	Implied Share Price (1)	
FY 05/CY 04 Revenue	$45.2	0.40x - 1.00x	$18.1 - $45.2	$11.7	$6.4 - $33.6	$0.80 - $4.18	(2)
FY 05/CY 04 EBITDA	$2.3	5.0x - 9.0x	$11.4 - $20.5	$11.7	NM - $8.8	NM - $1.10	
FY 06/CY 05 Revenue	$50.9	0.35x - 0.75x	$17.8 - $38.2	$11.7	$6.1 - $26.5	$0.76 - $3.30	(2)
FY 06/CY 05 EBITDA	$3.1	4.0x - 7.0x	$12.3 - $21.6	$11.7	$0.6 - $9.9	$0.08 - $1.23	
FY 06/CY 05 EPS	$0.10	6.0x - 10.0x				$0.62 - $1.03	
			Relevant Range			$0.60 - $1.10	

(1) Based on 8.028 million shares outstanding.

(2) Revenue multiples deemed less relevant than metrics based on profitability in context of "going-concern" valuation.

-11-

Novel Denim Holdings Limited

M & A Transaction Analysis

(dollars in millions, except per share data)

Selected Acquisition Comparables

Date	Target	Acquiror	Transaction Value	Transaction Value to Revenue LTM	Transaction Value to Revenue Proj. (1)	Transaction Value to EBITDA LTM	Transaction Value to EBITDA Proj. (1)
11/08/04	*Galey & Lord*	*Patriarch Partners*	$154.0 (2)	0.33x	0.31x	5.1x	3.3x
04/02/04	*Guilford Mills*	*Cerberus Capital Mgmt.*	$110.0	0.63x	NA	5.7x	NA
02/10/04	*Cone Mills Corporation*	*WL Ross & Co.*	$90.0 (3)	0.25x	NA	4.1x	NM
08/28/03	*Burlington Industries*	*WL Ross & Co.*	$614.0 (4)	0.76x	0.67x	9.4x	5.7x
04/30/02	*Fruit of the Loom*	*Berkshire Hathaway*	$835.0 (5)	0.63x	0.65x	4.5x	4.1x
		High		0.76x	0.67x	9.4x	5.7x
		Mean		0.52x	0.54x	5.8x	4.3x
		Median		0.63x	0.65x	5.1x	4.1x
		Low		0.25x	0.31x	4.1x	3.3x

Hypothetical Acquisition Transaction

Relevant Metric	NVLD Financial Results	Valuation Multiple Reference Range	Implied Enterprise Value	Less: Net Debt	Implied Equity Value	Implied Share Price (6)
FY 05/CY 04 Revenue	$45.2	0.25x - 0.50x	$11.3 - $22.6	$11.7	NM - $10.9	NM - $1.36
FY 05/CY 04 EBITDA	$2.3	4.0x - 6.0x	$9.1 - $13.7	$11.7	NM - $2.0	NM - $0.25
FY 06/CY 05 Revenue	$50.9	0.30x - 0.40x	$15.3 - $20.3	$11.7	$3.6 - $8.7	$0.45 - $1.08
FY 06/CY 05 EBITDA	$3.1	3.0x - 4.0x	$9.2 - $12.3	$11.7	NM - $0.6	NM - $0.08
			Relevant Range			***$0.20 - $0.70***

Source: SEC Filings, Securities Data Corporation and Industry/Financial periodicals.

Note: Italics indicates deal done under the auspices of Chapter 11 proceedings or soon after emergence.

(1) Projected information, when available, reflects data for first fiscal year subsequent to the consummation of the relevant transaction.

(2) Patriarch Partners purchased Galey and Lord in connection with its Chapter 11 reorganization.

(3) WL Ross purchased Cone Mills through a 363 sale in connection with the company's Chapter 11 proceedings.

(4) WL Ross purchased Burlington in connection with its Chapter 11 reorganization.

(5) Berkshire Hathaway purchased the FOTL apparel business in connection with its Chapter 11 reorganization.

(6) Based on 8.028 million shares outstanding.

-12- Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Discounted Cash Flow Analysis - Perpetuity Growth Method

(dollars in millions, except per share data)

			Projected Fiscal Year Ended March 31, (a)		
			2005	2006	2007
Net Sales			$45.2	$50.9	$55.0
EBITDA			2.3	3.1	3.0
Less: Depreciation and Amortization			(1.4)	(1.2)	(1.2)
EBIT			0.9	1.9	1.8
Less: Taxes @	15.0%	(b)	(0.1)	(0.3)	(0.3)
Tax-effected EBIT			0.7	1.6	1.5
Plus: Depreciation			1.4	1.2	1.2
Changes in Working Capital (c)			(3.0)	(0.6)	(1.6)
Less: Capital Expenditures			(1.4)	(1.0)	(1.0)
Free Cash Flow			($2.2)	$1.2	$0.1

	A	+	B			=	C		
Discount Rate	Discounted Cash Flows (d) (2005-2007)		Pre-tax PV of Terminal Value at a Perpetual Growth Rate of (d) (e)				Enterprise Value		
			4.5%	5.5%	6.5%		4.5%	5.5%	6.5%
13.0%	($1.0)		$15.6	$17.9	$20.8		$14.6	$16.9	$19.8
14.0%	(1.0)		13.7	15.4	17.6		12.7	14.4	16.7
15.0%	(1.0)		12.1	13.5	15.2		11.1	12.5	14.2
16.0%	(1.0)		10.8	12.0	13.3		9.8	11.0	12.3

	-	D	=	E						
Discount Rate		Net Debt		Total Equity Value				Implied Price per Share (f)		
				4.5%	5.5%	6.5%		4.5%	5.5%	6.5%
13.0%		$11.7		$3.0	$5.2	$8.2		$0.37	$0.65	$1.02
14.0%		11.7		1.0	2.8	5.0		0.12	0.34	0.62
15.0%		11.7		(0.6)	0.8	2.6		(0.07)	0.10	0.32
16.0%		11.7		(1.9)	(0.7)	0.7		(0.23)	(0.09)	0.08

(a) Projections based on management estimates.
(b) Assumes income is taxed at NDP's tax rate of 15%.
(c) Represents changes in working capital for continuing operations only (NDP and corporate).
(d) Present values calculated as of September 30, 2004. Perpetual growth rate based on historic/projected sales growth rates and projected inflation.
(e) Discounted 2.5 years; based on 2007 Free Cash Flow (excl. working capital changes) of $1.7 million.
(f) Based on 8.028 million shares outstanding.

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Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Discounted Cash Flow Analysis - Terminal Multiple Method

(dollars in millions, except per share data)

	Projected Fiscal Year Ended March 31, (a) 2005	2006	2007
Net Sales	$45.2	$50.9	$55.0
EBITDA	2.3	3.1	3.0
Less: Depreciation and Amortization	(1.4)	(1.2)	(1.2)
EBIT	0.9	1.9	1.8
Less: Taxes @ 15.0% (b)	(0.1)	(0.3)	(0.3)
Tax-effected EBIT	0.7	1.6	1.5
Plus: Depreciation	1.4	1.2	1.2
Changes in Working Capital (c)	(3.0)	(0.6)	(1.6)
Less: Capital Expenditures	(1.4)	(1.0)	(1.0)
Free Cash Flow	($2.2)	$1.2	$0.1

	A	+	B			=	C		
Discount Rate	Discounted Cash Flows (d) (2005-2007)		Pre-tax PV of Terminal Value as a Multiple of 2007 EBITDA (d)(e) 7.0x	8.0x	9.0x		Enterprise Value 7.0x	8.0x	9.0x
13.0%	($1.0)		$15.4	$17.6	$19.8		$14.5	$16.7	$18.9
14.0%	(1.0)		15.1	17.3	19.4		14.1	16.3	18.4
15.0%	(1.0)		14.8	16.9	19.0		13.8	15.9	18.0
16.0%	(1.0)		14.5	16.5	18.6		13.5	15.5	17.6

	- D	=	F						
Discount Rate	Net Debt		Total Equity Value 7.0x	8.0x	9.0x		Implied Price per Share (f) 7.0x	8.0x	9.0x
13.0%	$11.7		$2.8	$5.0	$7.2		$0.35	$0.62	$0.89
14.0%	11.7		2.4	4.6	6.7		0.30	0.57	0.84
15.0%	11.7		2.1	4.2	6.3		0.26	0.52	0.79
16.0%	11.7		1.8	3.8	5.9		0.22	0.48	0.74

(a) Projections based on management estimates.
(b) Assumes income is taxed at NDP's tax rate of 15%.
(c) Represents changes in working capital for continuing operations only (NDP and corporate).
(d) Present values calculated as of September 30, 2004. Enterprise Value/EBITDA terminal multiples based on current public market and proposed transaction trading levels.
(e) Discounted 2.5 years; based on 2007 Free Cash Flow (excl. working capital changes) of $1.7 million.
(f) Based on 8.028 million shares outstanding.

-14- Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited

Pro Forma Book Value Analysis

(dollars in millions, except per share data)

Pro Forma Book Value per Share Analysis at March 31, 2005

Management Projected Balance Sheet Items:	Best SA Liquidation Case	Worst SA Liquidation Case
Cash	$4.8	$4.8
Working Capital	34.4	32.3
Fixed Assets	14.3	14.3
Other Assets	0.4	0.4
Bank Borrowings	(22.7)	(22.7)
Total Liabilities	(16.4)	(16.9)
Management Projected Book Value	14.8	12.2
Supplementary Adjustments:		
Currency Adjustments (a)	(0.9)	(1.0)
Capital Lease Prepayment Penalty (b)	(1.6)	(1.6)
Additional South African Severance Costs	(0.5)	(0.5)
"Going Private" Transaction Costs	(1.0)	(1.0)
Pro Forma Book Value	$10.8	$8.2
Shares Outstanding (millions)	8.028	8.028
Implied Book Value per Share	$1.35	$1.02

Source: Data per management projections dated October 15, 2004 and supplementary data received November 30, 2004.

Note: Book value is an accounting based calculation and is not an estimate of net realizable value in a liquidation.

Note: Data assumes liquidation of South African assets per management's two cases.

(a) Currency adjustments reflect changes in the exchange rate between the South African Rand and US dollar. Rates are as of 11/30/04.

(b) Reflects likelihood (per management) for prepayment penalty associated with certain capital lease obligations in South Africa.

-15-

Benedetto, Gartland & Company, Inc.

Novel Denim Holdings Limited Summary Equity ValuationRange of Equity Share Price Valuation by Methodology $1.80 $1.60 $1.40 $1.20 $1.00 $0.80 $0.60$0.20 $0.00 $1.10 $0.60 $0.70 $0.20 Going Concern Equity Share Price Valuation Range $0.40-$0.80$0.80 $0.50 $0.80 $0.30 Book Value perShare $1.35$1.02 Public Comparables Precedent AcquisitionsDCF — PerpetuityDCF- TerminalBook Value Growth MultipleCalculation-16- Benedetto, Gartland & Company, Inc.